Exhibit 5.1

[Debevoise & Plimpton LLP Letterhead]

October 15, 2007

Domtar Corporation

395 de Maisonneuve Blvd. West

Montreal, QC

Canada H3A 1L6

Registration Statement on Form S-4 (File No. 333-146322) of

Domtar Corporation

Ladies and Gentlemen:

This opinion is furnished to you in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 (File No. 333-146322) (the “Registration Statement”), which includes (i) a form of prospectus (the “Exchange Offer Prospectus”), relating to the issuance by Domtar Corporation, a Delaware corporation (the “Company”), of up to $600,000,000 aggregate principal amount of the Company’s 7.875% Notes due 2011, $350,000,000 aggregate principal amount of the Company’s 5.375% Notes due 2013, $400,000,000 aggregate principal amount of the Company’s 7.125% Notes due 2015 and $125,000,000 aggregate principal amount of the Company’s 9.5% Notes due 2016 (collectively, the “Domtar Corp. U.S. Notes”) in exchange for any and all of the outstanding 7.875% Notes due 2011, 5.375% Notes due 2013, 7.125% Notes due 2015 and 9.5% Notes due 2016 of Domtar Inc., a subsidiary of the Company (the “Domtar Inc. U.S. Notes”), pursuant to exchange offers and (ii) a form of prospectus (the “Debentureholder Information Circular/Prospectus”) relating to the issuance by the Company of CDN$82,000,000 aggregate principal amount of the Company’s 10% Notes due 2011 and CDN$74,913,000 aggregate principal amount of the Company’s 10.85% Notes due 2017 (together, the “Domtar Corp. C$ Notes”, and together with the Domtar Corp. U.S. Notes, the “New Notes”) in consideration for the outstanding 10% Notes due 2011 and 10.85% Notes due 2017 of Domtar Inc. (the “Domtar Inc. C$ Notes”) in connection with the solicitation of proxies by Domtar Inc. from holders of the Domtar Inc. C$ Notes for use at a meeting of holders of each series of the Domtar Inc. C$ Notes, at which Domtar Inc. will seek the approval of such holders to amend the indenture pursuant to which each series of Domtar Inc. C$ Notes were issued to provide the Company with the right to acquire, at any time, all outstanding Domtar Inc. C$ Notes of such series in consideration for the issuance of an equal principal amount of Domtar Corp. C$ Notes of the corresponding series (the

“Amendments”). The New Notes will be fully and unconditionally guaranteed (the “Guarantees”) by Domtar Paper Company, LLC, a subsidiary of the Company.

The New Notes are to be issued pursuant to the Indenture (the “Indenture”), to be dated the initial issue date of the New Notes, between the Company and The Bank of New York, as trustee (the “Trustee”).

In furnishing this opinion, we have relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

In rendering the opinion expressed below, we have assumed without independent investigation or inquiry (i) that the Trustee has the power and authority to execute and deliver, and to perform its obligations under, the Indenture, (ii) the enforceability of the Indenture against the Trustee and (iii) the due authentication and delivery of the New Notes on behalf of the Trustee in the manner provided in the Indenture.

Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that, upon (i) execution and delivery of the Indenture by the Company, Domtar Paper Company, LLC and the Trustee and (ii) the execution and issuance of the New Notes by the Company and authentication of the New Notes by the Trustee in accordance with the Indenture and delivery of the New Notes in exchange for Domtar Inc. U.S. Notes pursuant to the exchange offers, or as consideration for Domtar Inc. C$ Notes pursuant to the Amendments, in each case as described in the Registration Statement, the New Notes will be valid and binding obligations of the Company and the Guarantees will be valid and binding obligations of Domtar Paper Company, LLC.

Our opinion is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, the laws of the State of New York and the federal laws of the United States of America, as currently in effect, and we do not express any opinion herein concerning any other laws.

In rendering our opinion as to the validity and binding effect of the Guarantees, we have relied on the opinion of Richards, Layton & Finger, P.A. dated October 15, 2007, to the effect that Domtar Paper Company, LLC (a) has been duly formed and is validly existing in good standing as a limited liability company under the laws of the State of Delaware and (b) has the power and authority to execute and deliver, and to perform its obligations under, the Indenture and the Guarantees.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Exchange Offer Prospectus and the Debentureholder Information Circular/Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP

3